UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K
                             CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                            September 8, 2000
               Date of Report (Date of earliest event reported)

                       SOUND SOURCE INTERACTIVE, INC.
           (Exact name of registrant as specified in its charter)

        Delaware                 0-28604                   95-4264046
(State or other jurisdiction   (Commission              (IRS Employer of
incorporation)                  File Number)            Identification No.)

         26115 Mureau Road, Suite B, Calabasas, California  91302-3126
              (Address of principal executive offices)      (Zip Code)


                                (818) 878-0505
            (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS

     On September 8, 2000, Sound Source Interactive, Inc. (the "Company") and TDK USA Corporation, a New York corporation ("TDK"), entered into a common stock purchase agreement (the "Purchase Agreement"), pursuant to which TDK agreed to purchase, and the Company agreed to sell, a total of 16,667,000 shares of common stock, par value $.001 per share of the Company (the "Common Stock"), for the purchase price $.30 per share and an aggregate purchase price of Five Million One Hundred Dollars ($5,000,100). The Purchase Agreement contains representations, warranties, covenants, and conditions customary for a transaction of this size and nature.

     Upon the execution of the Purchase Agreement, TDK acquired 4,750,000 shares of Common Stock for an aggregate purchase price of $1,425,000 (the "Initial Closing"). Pursuant to the Purchase Agreement, TDK has agreed to purchase an additional 11,917,000 shares of Common Stock for an aggregate purchase price of $3,575,000 (the "Subsequent Closing"). The Subsequent Closing is subject to the satisfaction of certain conditions, including (i) the filing of amendments to the Company's Certificate of Incorporation (the "Charter Amendment") to (a) change the name of the Company to "TKD Mediactive, Inc." and (b) increase the number of shares of Common Stock the Company is authorized to issue from 20,000,000 to 50,000,000 and (ii) (a) the resignation of each of Richard Azevedo, Mark A. James and Samuel L. Poole as directors of the Company and (b) the resulting vacancies having been filled by the remaining directors appointment of nominees designated by TDK. In the event that the directors described above shall not have resigned as of the Subsequent Closing, TDK may waive such condition and execute a Written Consent of Stockholders of the Company for the purpose of removing from office those directors and electing in their place the TDK nominees. There can be no assurance that all of the conditions will be satisfied and that the Subsequent Closing will occur on the terms set forth herein or at all.

     Following the consummation of the Initial Closing, TDK became the Company's largest stockholder owning approximately 45% of the outstanding Common Stock. Upon the consummation of the Subsequent Closing and based upon the number of shares of Common Stock currently outstanding, TDK will own approximately 74% of the outstanding Common Stock.

     The Company intends to use the proceeds of the issuance of Common Stock to TDK for general corporate purposes, and pursuant to the Purchase Agreement, is prohibited from using such proceeds for (i) the payment of any dividend or other distribution in respect of any of the Common Stock, or (ii) the repurchase, redemption or other acquisition of any of the shares of Common Stock or other securities of the Company, without the prior approval of TDK.

     Simultaneous with the Initial Closing, the Company and TDK entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company granted to TDK certain registration rights with respect to the Common Stock purchased and owned by TDK pursuant to the Purchase Agreement.

     Furthermore, simultaneous with the Initial Closing, the Company, TDK and Mr. Vincent J. Bitetti entered into a lock-up agreement (the "Lock-Up Agreement"), whereby Mr. Bitetti agreed to certain limitations on his rights to sell or otherwise transfer any Common Stock that he now owns or may acquire from the Company pursuant to options that he now holds. The Lock-Up Agreement provides that until the first anniversary of the Subsequent Closing, Mr. Bitetti may not sell or otherwise transfer any such Common Stock. These
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restrictions lapse as to 40% of such Common Stock owned by Mr. Bitetti on the first anniversary of the Subsequent Closing; as to an additional one-third of such Common Stock owned by Mr. Bitetti on the second anniversary of the Subsequent Closing; as to an additional one-half of such Common Stock owned by Mr. Bitetti on the third anniversary of the Subsequent Closing; and as to any remaining Common Stock owned by Mr. Bitetti on the fourth anniversary of the Subsequent Closing.

     As a result of the consummation of the Initial Closing, the exercise price of the Company's public warrants (the "Public Warrants") decreased from $4.40 to $3.31 and the number of shares of Common Stock issuable thereunder increased from 6,253,824 to 8,313,240. Following the consummation of the Subsequent Closing and based upon the number of shares of Common Stock currently outstanding, the exercise price of the Public Warrants will decrease to $2.18 and the number of shares of Common Stock issuable thereunder will increase to 12,622,397.

     A copy of the Purchase Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the related press release are attached as exhibits hereto and incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits

          Exhibit   Description
Number

10.1 Purchase Agreement, dated as of September 8, 2000, by and between Sound Source Interactive, Inc., and TDK USA Corporation.

10.2 Lock-Up Agreement, dated as of September 8, 2000, by and among Sound Source Interactive, Inc., TDK USA Corporation and Vincent J. Bitetti.

10.3 Registration Rights Agreement, dated as of September 8, 2000, by and between Sound Source Interactive, Inc. and TDK USA Corporation.

          99.1      Press release dated September 11, 2000 of Sound Source
          Interactive,
            Inc.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Sound Source Interactive, Inc.

                                 By: /s/ Jeffrey Court
                                     -------------------------------
                                      Jeffrey Court, Vice President of
                                      Finance and Acting Chief
                                      Financial Officer


Date: September 15, 2000